Exhibit 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A CONVERTIBLE PREFERRED STOCK AND
SERIES B CONVERTIBLE PREFERRED STOCK OF
AVALON PHARMACEUTICALS, INC.

Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Avalon Pharmaceuticals, Inc.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation and have been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL.

4. The Board of Directors of the Corporation has adopted the following resolutions:

FURTHER RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and by Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Incorporation (including any certificate of designation) with respect to such Series A Convertible Preferred Stock and Series B Convertible Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation;

FURTHER RESOLVED, that the appropriate officers of the Corporation be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed as its act and deed by its duly authorized officer this 26th day of April 2007.

AVALON PHARMACEUTICALS, INC.

By: /s/ Kenneth C. Carter, Ph.D.
Name: Kenneth C. Carter, Ph.D.
Title: President and Chief Executive Officer